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Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release ("Separation Agreement") is entered into by and between Mark V. Hurd ("Executive" or "you") and Hewlett-Packard Company (the "Company"), and confirms the agreement that has been reached with you in connection with your separation from the Company.

        1.    Termination of Employment.    You agree that your separation shall be effective as of August 6, 2010 (the "Separation Date") and as of such date you shall cease to be employed by the Company and each and every subsidiary or affiliate of the Company in any capacity. As of the Separation Date you shall also resign as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company's subsidiaries). You further agree to execute promptly upon request by the Company any additional documents necessary to effectuate the provisions of this paragraph 1.

        2.    Separation Pay and Benefits.    In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the benefits described in this paragraph 2, which exceed any payment and benefits to which you are otherwise entitled.

          a.     Within thirty (30) days following the Separation Date, the Company shall pay you an aggregate of $12,224,693 (the "Separation Amount"), less applicable withholdings, in full satisfaction of the Company's obligations under the Severance Plan for Executive Officers of Hewlett-Packard Company (the "Severance Plan").

          b.     If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") the Company will either pay directly or reimburse you for the COBRA premium payments for you and your eligible dependents under the Company's group medical and dental plans for the period of eighteen (18) months following the Separation Date.

          c.     Each of your outstanding options to acquire Company common stock that is vested and exercisable as of the Separation Date may be exercised by you during the Company's next open trading window, tentatively scheduled to commence August 23, 2010 and end September 7, 2010, in accordance with the terms thereof and the terms of the Hewlett-Packard Company 2004 Stock Incentive Plan. Any such option that you fail to exercise prior to the close of business on the last day of the Company's next open trading window, tentatively scheduled to be September 7, 2010, will expire and be forfeited at such time without consideration. Each of your outstanding options to acquire Company common stock that are unvested as of the Separation Date shall expire and be forfeited on the Separation Date without consideration.

          d.     The performance-based restricted stock units granted to you on January 17, 2008 shall become eligible to vest and be settled in shares of Company common stock as described on Exhibit A hereto.

          e.     The time-based restricted stock units granted to you on December 11, 2009 shall be settled in shares of Company common stock on December 11, 2010 with respect to that number of shares of Company common stock having an aggregate value on December 11, 2010 (determined based on the per share closing trading price for Company common stock on December 11, 2010) equal to the product of 15,853 multiplied by the lesser of (i) the per share closing trading price of Company common stock on the Separation Date or (ii) the per share closing trading price of Company common stock on December 11, 2010, rounded to the nearest whole share of Company common stock, subject to applicable withholdings. Except with respect to those restricted stock units that become eligible to vest and be settled as provided in paragraph 2.d. and this paragraph 2.e., each other outstanding restricted stock unit held by you as of the Separation Date, whether eligible to vest based on service or the attainment of performance goals, shall expire and be forfeited on the Separation Date without consideration.

        3.    Accrued Benefits.    Whether or not you choose to sign this Separation Agreement or exercise your revocation right referenced in Section 10.d hereof, you will be entitled to receive (i) unpaid base salary accrued up to the Separation Date, (ii) any accrued but unused vacation days, and (iii) unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not theretofore paid, and (iv) vested amounts payable to you under the Company's 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law, in each event subject to applicable withholdings. You will also be entitled to any rights to contribution, advancement of expenses, defense or indemnification you may have under the Company's Articles of Incorporation, Bylaws, any separate indemnification agreement, as applicable, or as provided under applicable law. Other than as set forth in this Agreement, after the Separation Date, you shall not receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company; provided; however, that the foregoing shall not provide for any right to indemnification or advancement for any expenses or liabilities incurred by you, including, but not limited to any attorney's fees, amounts paid in settlement and any related costs, arising out of or resulting from any litigation matters settled or otherwise resolved by you prior to the date hereof without the Company's consent.

        4.    No Other Payments or Benefits.    You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company.

        5.    Continuing Obligations.    You acknowledge and affirm your continuing obligations under the HP Agreement Regarding Confidential Information and Proprietary Developments you signed on February 6, 2008, February 26, 2009 and February 12, 2010, (the "Confidentiality Agreements"); provided, however, that you hereby agree that Section 7 of the Confidentiality Agreement (Protective Covenants) shall apply for the period of twenty-four (24) months commencing on the Separation Date and; provided, further, that you agree that Section 2 of the Confidentiality Agreement (Confidential Information) shall apply at all times following the Separation Date.

        6.    Nondisparagement.    You agree that you will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers and each of their successors and assigns (collectively, the "Company Entities and Persons"). Nothing in this Separation Agreement is intended to or shall prevent you from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. You agree that you will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

        7.    Cooperation.    Prior to and after the Separation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein, (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company and (C) with respect to transition and succession matters. Your cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company's counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company's counsel to effectuate the foregoing. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

        8.    Company Property.    On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, cell phones, credit cards, building-access cards and keys, other electronic equipment, and any records, software or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company's confidential information.

        9.    Taxes.    The parties acknowledge and agree that: the form and timing of the Separation Amount and the other payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder ("Section 409A"), including the requirement for a six-month suspension on payments to "specified employees" as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties further acknowledge and agree that for purposes of Section 409A you do not have discretion with respect to the timing of the payment of any amounts provided under this Separation Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the "Tax Laws") of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

        10.   Release.

          a.     You agree that, in consideration of this Separation Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, except as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, California Labor Code Section 1400 et seq., any contract of employment, express or implied; any provision of any other law, common or statutory, of the United States, California or any applicable state.

  Notwithstanding the foregoing, nothing contained in this paragraph 10.a. shall (i) subject to paragraphs 10.c and 10.d and the ADEA Release at Exhibit B, impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the "ADEA"); (ii) waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers' compensation benefits, unemployment benefits and any claims under section 2802 of the California Labor Code; (iii) be construed to prohibit you from bringing appropriate proceedings to enforce this Separation Agreement; (iv) subject to the limitations set forth in Section 3 herein, affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that you have; or (v) affect any rights as a shareholder of the Company that you have.

          b.     For the purpose of implementing a full and complete release, you understand and agree that this Separation Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives and this Separation Agreement extinguishes those claims. Accordingly, you expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

          c.     By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf. This Separation Agreement shall not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, you acknowledge and agree that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. The Company has advised you to consult with an attorney of your choosing prior to signing this Separation Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Separation Agreement and the ADEA Release (defined below), with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to this waiver and release of claims.

          d.     In accordance with the ADEA release contained in Exhibit B hereto (the "ADEA Release"), you shall have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and, once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release. If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution, no earlier than the Separation Date, of the ADEA Release (the "Effective Date").

        11.    Enforcement.    If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.

        12.    No Admission.    This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

        13.    Successors.    This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

        14.    Choice of Law.    This Separation Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law.

        15.    Entire Agreement.    You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including your prior employment agreement dated March 29, 2005; provided, however, that notwithstanding the foregoing, the Confidentiality Agreements shall remain in full force and effect in accordance with their terms as modified by this Separation Agreement. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

        16.    Effective Date.    You may accept this Separation Agreement by signing it and returning it to the Company's General Counsel at Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, CA 94304. The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraph 2 shall not become effective until the Effective Date, as defined in paragraph 10.d. In the event you do not accept this Separation Agreement (including the ADEA Release) as set forth in this paragraph 16, this Separation Agreement, including but not limited to the obligation of the Company hereunder to provide the payments and other benefits described herein, shall be deemed automatically null and void.

        17.    Headings.    The headings used herein are for the convenience of reference only, do not constitute part of this Separation Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Separation Agreement.

        18.    Counterparts.    This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth below.

Signature:	/s/ MARK V. HURD	Date:	8/6/2010
Mark V. Hurd
By:	/s/ CATHERINE A. LESJAK	Date:	8/6/2010
Catherine A. Lesjak
Title:	Interim Chief Executive Officer

EXHIBIT A

        On the date that performance-based restricted stock units granted on January 17, 2008 relating to the 2008-2010 fiscal year performance period are settled for employees of the Company generally, you will be entitled to receive a number of shares of Company Common Stock equal to the sum of (i) your Banked PRUs and (ii) the product of (x) your Ongoing PRUs and (y) 0.75, subject to applicable withholdings.

        The defined terms on this Exhibit A shall have the following meanings:

        2008 Performance-Based Stock Unit Award—Your award of performance-based restricted stock units representing hypothetical shares of Company common stock granted to you pursuant to the Award Agreement.

        Award Agreement—The Stock Notification and Award Agreement, outlining the terms of your grant of performance-based restricted stock units on January 17, 2008.

        Banked PRUs—The portion of your 2008 Performance-Based Stock Unit Award treated as a Conditional PRU Award (as defined in your Award Agreement) relating to cash flow milestones achieved for the Company's 2008 and 2009 fiscal years, multiplied by the Total Shareholder Return Multiplier.

        Ongoing PRUs—The portion of the 2008 Performance-Based Stock Unit Award (other than the Banked PRUs) that would have become a Conditional PRU Award had you remained employed with the Company through October 31, 2010, based on actual Company performance through such date, multiplied by the lesser of (i) the Total Shareholder Return Multiplier and (ii) what the Total Shareholder Return Multiplier would have been if the per share price of Company common stock on October 31, 2010 was the per share closing trading price of Company common stock on the Separation Date.

        Total Shareholder Return Multiplier—The total shareholder return multiplier applicable to the 2008 Performance-Based Stock Unit Award, calculated in accordance with the terms of the Award Agreement.

EXHIBIT B

WAIVER OF RIGHTS UNDER THE
AGE DISCRIMINATION AND EMPLOYMENT ACT

        1.     Mark V. Hurd ("Executive" or "you") knowingly and voluntarily, on behalf of yourself and your agents, attorneys, successors, assigns, heirs and executors, releases and forever discharges Hewlett-Packard Company (the "Company") and all of their subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to his or her employment with, or the business affairs of the Company) and each of their predecessors, successors and assigns (collectively, the "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), whether known or unknown, suspected or unsuspected, which you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, arising on or before the date this ADEA Release (as defined below) is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "ADEA Release"). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney's fees, costs, expenses, and any other type of damage or relief. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.

        2.     The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

        3.     You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company's General Counsel prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the "Effective Date"). In the event that you revoke your consent, this ADEA Release shall be null and void.

  IN WITNESS WHEREOF, the Executive has executed this ADEA Release as of the date set forth below.

/s/ MARK V. HURD Mark V. Hurd
8/6/2010 Date

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  Exhibit 10.1